Exhbit 10.3

EXCHANGE AGREEMENT

THIS AGREEMENT, dated as of April 13, 2010, is entered into by and between WORLD SERIES OF GOLF, INC. (the “Company”) and AUGUSTINE FUND, L.P. (“Augustine”).

WITNESSETH:

WHEREAS, Augustine holds certain debt of the Company attached hereto as Exhibit A, totaling Two Hundred Thousand Dollars ($200,000), which was originally acquired by Green Life, Inc. (the “Original Debt”); and

WHEREAS, Augustine is willing to exchange the Original Debt for the Convertible Debenture of the Company in the form attached hereto (the “Debenture”).

NOW, THEREFORE, in consideration for the foregoing, the parties hereto agree as follows:

1.

Augustine and the Company hereby agree to exchange the Original Debt for the Debenture. Thus, concurrently with the execution of this Agreement, Augustine shall deliver to the Company, the Original Debt and the Company shall execute and deliver to Augustine an original, executed Debenture.

2.	Augustine represents and warrants to, and covenants and agrees with, the Company as follows:

a.

Augustine is exchanging the Original Debt for the Debenture for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

b.

Augustine is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), and (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Debenture.

3.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this

Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement, and the Debenture attached hereto, contains the entire agreement of the parties with respect to the subject matter hereto, superseding all prior agreements, understandings or discussions.

IN WITNESS WHEREOF, the Company and Augustine have caused this Agreement to be executed by their duly authorized representatives on the date as first written above.

WORLD SERIES OF GOLF, INC.

By: /s/ Joseph F. Martinez
Name: Joseph F. Martinez Title: Chief Executive Officer

AUGUSTINE FUND, L.P.

By: /s/ Thomas F. Duszynski
Name: Thomas F. Duszynski Title: Chief Financial Officer